Exhibit 10(a)59

DEFINED CONTRIBUTION RESTORATION PLAN OF
ENTERGY CORPORATION AND SUBSIDIARIES

(As Amended and Restated Effective January 1, 2009)

Executed:  December 18, 2008

DEFINED CONTRIBUTION RESTORATION PLAN OF
ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Entergy Corporation previously established the Defined Contribution Restoration Plan of Entergy Corporation and Subsidiaries, effective as of January 1, 1989.  Since that time the Plan has been amended from time to time by the Board of Directors of Entergy Corporation and twice has been amended and restated, effective as of January 1, 1997 and January 1, 2000, respectively. Effective January 1, 2005, the Plan was frozen with respect to both Plan participation and benefit accruals.

The Plan is now hereby further amended and restated effective January 1, 2009, except as otherwise noted, to (1) incorporate into one document those Plan provisions that are still applicable since the last restatement, including amendments authorized by the Personnel Committee on June 16, 2008 in compliance with transitional guidance issued by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Code.; (2) remove those Plan provisions since the last restatement that are no longer applicable because the Plan was frozen by Plan amendment effective January 1, 2005; and (3) implement changes required pursuant to and consistent with Code Section 409A.  Pursuant to changes to the Plan payment provisions, benefit payments commencing on or after January 1, 2009 are governed by this Plan document as amended and restated effective January 1, 2009.  Plan benefit payments commencing prior to January 1, 2009 are governed by the terms of the Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of Code Section 409A or payable pursuant to a fixed schedule as required by, and in accordance with, Code Section 409A.  Between January 1, 2005 and December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code Section 409A.  This amendment and restatement is adopted in conformity with final regulations under section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

ARTICLE I – DEFINITIONS

The following terms shall have the meanings hereinafter indicated unless expressly provided herein to the contrary:

1.01
“Account” shall mean the Participant’s Savings Plan Restoration Account and ESOP Restoration Account, if applicable, previously established and maintained for each Participant under the terms and conditions of the Prior Plan.

1.02
“Administrator” shall mean Personnel Committee of the Board of Directors, or such other individual or committee as shall from time to time be designated in writing as the administrator of the Plan by the Personnel Committee.  The Administrator shall be the "plan administrator" for the Plan within the meaning of ERISA.  Notwithstanding the foregoing, from and after the date immediately preceding the commencement of a Change in Control Period, the “Administrator” shall mean (a) the individuals (not fewer than three in number) who, on the date six months before the commencement of the Change in Control Period, constitute the Administrator, plus (b) in the event that fewer than three individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (b)); provided, however, that the maximum number of individuals constituting the Administrator shall not exceed six.  The term “Administrator” shall for Plan administrative purposes include the Entergy Corporation Senior Vice President, Human Resources and Administration, to whom the Personnel Committee has delegated the authority to act on its behalf with respect to all Plan administrative matters.

1.03
“Beneficiary” shall mean the person or persons designated by the Participant to receive any benefits under the Plan upon the death of the Participant.  If no Beneficiary survives the Participant, or the Participant failed to designate a Beneficiary, any benefits payable upon the death of the Participant shall be paid to his estate.

1.04	“Board of Directors” shall mean the Board of Directors of Entergy Corporation.

1.05           “Change in Control” shall mean:

(a)
the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty-five percent (25%) or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Entergy Corporation's voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in subsection (b) below);

(b)
the consummation of a merger or consolidation of Entergy Corporation, or any direct or indirect subsidiary of Entergy Corporation with any other corporation, other than a Non-CIC Merger, which shall mean a merger or consolidation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the Board of Directors, or the board of directors of the entity surviving such merger or consolidation, or the board of directors of any parent thereof (unless the failure of such individuals to comprise at least such a majority is unrelated to such merger or consolidation);

(c)
the stockholders of Entergy Corporation approve a plan of complete liquidation or dissolution of Entergy Corporation or there is consummated an agreement for the sale or disposition by Entergy Corporation of all or substantially all of Entergy Corporation’s assets; or

(d)
any change in the composition of the Board of Directors such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Entergy Corporation) whose appointment or election by the Board of Directors or nomination for election by Entergy Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such two consecutive year period or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof.

Provided, however, that no Change in Control shall be deemed to occur solely by virtue of (1) the insolvency or bankruptcy of Entergy Corporation; or (2) the transfer of assets of Entergy Corporation to an affiliate of Entergy Corporation, provided such affiliate assumes the obligations of the Plan and agrees to continue uninterrupted the rights of the Participants under the Plan; or (3) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Entergy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Entergy Corporation immediately following such transaction or series of transactions.

1.06
“Change in Control Period” shall mean the period commencing ninety (90) days prior to and ending on the earlier of: (a) twenty-four (24) calendar months following the Change in Control, or (b) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.

1.07	“Claims Administrator” shall mean the Administrator or its delegate responsible for administering claims for benefits under the Plan.

1.08	“Claims Appeal Administrator” shall mean the Administrator or its delegate responsible for administering appeals from the denial or partial denial of claims for benefits under the Plan.

1.09	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.10
“Common Stock” shall mean the phantom market value equivalent of one (1) share of Entergy Corporation common stock.  Common Stock does not represent actual shares of Entergy Corporation common stock and no shares of actual Entergy Corporation common stock are purchased or acquired under this Plan.

1.11
“Disability” or “Disabled” shall mean (i) a physical or mental condition of a Participant, which, based on evidence satisfactory to the Administrator, and in the opinion of the Administrator, renders such Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a period of not less than 12 months, or (ii) a Participant is, by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees.  Whether a Participant is “Disabled” for purposes of this Plan shall be determined in accordance with the requirements of Code Section 409A and regulations thereunder.

1.12
“Employee” shall mean an individual who is employed by a System Company employer and who is included on the Federal Insurance Contribution Act rolls of such System Company.  The term “Employee” shall not include an employee who is included in a unit of employees covered by a collective bargaining agreement, except to the extent specifically agreed in a collective bargaining agreement between his Employer and the applicable collective bargaining representative.

1.13	“Employer” shall mean the System Company that has adopted the Plan and with which the Participant is last employed on or before the Participant’s retirement or termination of employment.

1.14	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.15
“Investment Funds” shall mean, at the discretion of the Senior Vice-President, Human Resources and Administration, the several T. Rowe Price investment funds from time to time available under the Savings Plan (but excluding Tradelink unless, and until such time as, approved by the Senior Vice-President, Human Resources and Administration as an Investment Fund), Common Stock, and/or any other investments that the Senior Vice-President, Human Resources and Administration may from time to time thereafter establish for purposes of this Plan after consideration of the costs associated with, and the flexibility granted by, such investments, which investments shall be used as a basis for determining the value credited to a Participant’s Account.

1.16
“Key Employee” shall mean one of the following: (a) an officer of the Employer having annual compensation greater than $140,000 (adjusted for inflation pursuant to Code Section 416(i) and limited to the top 50 Employees), (b) a five percent owner of the Employer, or (c) a one percent owner of the Employer having annual compensation from the Employer of more than $150,000, subject to such other determinations made by the Administrator, in its sole discretion, in a manner consistent with the regulations issued under Code Section 409A

1.17
“Participant” shall mean an Employee who is eligible to participate in the Plan and who remains eligible for participation in accordance with the applicable provisions of the Plan.  Notwithstanding any Plan provision to the contrary, no new Participants shall be allowed into this Plan on and after January 1, 2005.

1.18
“Plan” shall mean the Defined Contribution Restoration Plan of Entergy Corporation and Subsidiaries, as amended and restated herein effective January 1, 2009, and any amendments, supplements or modifications from time to time made hereto.

1.19	“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)	Entergy Corporation or any affiliate or subsidiary company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(b)	the Board of Directors adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred; or

(c)	any System Company or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(d)
any person or entity becomes the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), either directly or indirectly, of securities of Entergy Corporation representing 20% or more of either the then outstanding shares of common stock of Entergy Corporation or the combined voting power of Entergy Corporation’s then outstanding securities (not including in the calculation of the securities beneficially owned by such person or entity any securities acquired directly from Entergy Corporation or its affiliates).

1.20
“Prior Plan” shall mean this Defined Contribution Restoration Plan of Entergy Corporation and Subsidiaries, as initially established effective January 1, 1989 and as thereafter amended and restated from time to time prior to this amendment and restatement.

1.21	“Savings Plan” shall mean the tax-qualified Savings Plan of Entergy Corporation and Subsidiaries sponsored by Entergy Corporation.

1.22
“Separation from Service” shall mean the Participant’s termination of Employee status for any reason, including (without limitation) by reason of a voluntary termination or resignation, an involuntary termination (including a termination for cause), or retirement, and shall be determined in accordance with the requirements of Code Section 409A and regulations thereunder.

1.23
“Specified Employee” shall mean a Participant who is a Key Employee of the Employer at a time when the Employer or a member of any controlled group of corporations that includes the Employer is publicly traded on an established securities market whether inside or outside the United States.  Whether a Participant is a Specified Employee shall be determined under rules established by the Administrator in accordance with regulations under Code Section 409A.  All determinations by the Administrator with regard to whether a Participant is a Specified Employee shall be final and binding on the Participant for purposes of the Plan.

1.24
“System” shall mean Entergy Corporation and all other System Companies, and, except in determining whether a Change in Control has occurred, shall include any successor thereto as contemplated in Section 10.03 of this Plan.

1.25
“System Company” shall mean Entergy Corporation and any corporation whose stock is 80% or more (based on voting power or value) owned, directly or indirectly, by Entergy Corporation and any partnership, trade or business which is 80% or more controlled, directly or indirectly, by Entergy Corporation, and, except in determining whether a Change in Control has occurred, shall include any successor thereto as contemplated in Section 10.03 of this Plan.

1.26	“System Management Level” shall mean the applicable management level set forth below:

(a)	System Management Level 1 (Chief Executive Officer and Chairman of the Board of Entergy Corporation);

(b)	System Management Level 2 (President and Executive Vice Presidents within the System);

(c)	System Management Level 3 (Senior Vice Presidents within the System); and

(d)	System Management Level 4 (Vice Presidents within the System).

1.27
“Valuation Date” shall mean the valuation date relating to the date on which the Participant is (a) scheduled to have his Account balance distributed to him in accordance with Article V, (b) files or makes a change in investment direction, or (c) transfers from one System Company employer to another, as applicable to the particular circumstances requiring the valuation of the Participant’s Account.   For purposes of periodic reporting and disclosure to Participants as to the relative value of their Account, the “Valuation Date” shall be the last business day immediately preceding the Participant’s inquiry or such other date as the Administrator may determine and disclose in any such report or disclosure.

ARTICLE II – ELIGIBILITY AND PARTICIPATION

2.01
Eligibility.  An Employee of a System Company who,  prior to January 1, 2005, met the Plan’s eligibility requirements  was eligible to actively participate in the Plan if the Employee was a member of the System Company employer’s select group of management or highly compensated employees.

2.02
Participation.  Any Employee who became a Participant prior to January 1, 2005, will continue to be a Participant until the Valuation Date coincident with or next following his Separation from Service, Disability, or death.

2.03	Participation Frozen. Notwithstanding any Plan provision to the contrary, no new Participants shall be allowed into the Plan on and after January 1, 2005.

ARTICLE III -- BENEFITS

3.01	Participant Account. Amounts credited to a Participant’s Account that have not been distributed as of January 1, 2009 shall continue to be maintained in accordance with the terms of this Plan.

3.02
Benefits Frozen.  Notwithstanding any Plan provision to the contrary, no additional amounts, except deemed earnings and losses credited in accordance with in Article V, shall be credited to a Participant’s Account(s) on and after January 1, 2005.

ARTICLE IV – ACCOUNTING, INVESTMENT AND VALUATION

4.01
Participant’s Account.  The Administrator shall create and maintain adequate records to reflect the interest of each Participant in the Plan.  Such records shall be in the form of individual accounts, with each Participant having a Savings Plan Restoration Account (and, if applicable, a pre-1991 ESOP Restoration Account).  Such Account shall be kept for record keeping purposes only and shall not be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Participant or for any Beneficiary to whom benefits are to be paid pursuant to the terms of the Plan.

4.02
Deemed Investment Direction of Participants.  Subject to such limitations as may from time to time be required by law, imposed by the Administrator, or contained elsewhere in the Plan and subject to such operating rules and procedures as may be imposed from time to time by the Administrator, prior to and effective for each designation date, each Participant may communicate to the Administrator, or to any person to whom the Administrator has delegated such Administrative duties, a direction as to how his Account should be deemed invested among the Investment Funds. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account that is requested to be deemed to be invested in the respective Investment Funds on a book-entry basis only and shall be subject to such rules and procedures for direction of investments under the Savings Plan, as modified by the Administrator with respect to the Plan. Unless and until the Employer elects, in its discretion, or is required to fund the obligations of the Employer pursuant to Article VII, no actual investments in the several Investment Funds shall be made hereunder, and the Participants shall have no right, claim or demand with respect to any such Investment Funds based on the deemed investments under the Plan.

4.03
Allocation of Deemed Earnings or Losses on Accounts.  Pursuant to Section 4.02, each Participant shall have the right to direct the Administrator, or any person to whom the Administrator has delegated such Administrative duties, as to how the amounts credited to his Account shall be deemed invested.  The Administrator shall maintain records that track or replicate the performance of such deemed investments in the respective Investment Funds consistent with the Participant’s directions.

(a)  T. Rowe Price Investment Funds.  With respect to the T. Rowe Price Investment Funds, the Participant’s Account shall be credited with the increase or decrease in the realizable net asset value of the designated deemed investments.  As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value of each Investment Fund since the preceding Valuation Date shall be credited among the respective Participants’ Accounts deemed invested in that Investment Fund.  For instance, if the net asset value per unit held in the Investment Fund increased by 2%, the Participant’s Account shall be credited with 2% per unit deemed held by the Participant’s Account in such Investment Fund pursuant to his investment directions.

(b)  Common Stock.  With respect to Common Stock, on each Valuation Date a Participant shall have credited to his Account an amount equal in value to the dividend paid to a holder of record for each share of Entergy Corporation common stock multiplied by the number of shares Common Stock deemed credited to the Participant’s Account as of the preceding Valuation Date, as follows:

(i)  in the case of cash dividends declared by the Board of Directors, credit to the Participant’s Account as Common Stock the value of additional shares of Entergy Corporation common stock  that could have been purchased with the dividends ; or

(ii) in the case of stock dividends declared by the Board of Directors, credit to the Participant’s Account as Common Stock the number of shares as would have been payable if the Common Stock credited to the Participant’s Account had been outstanding; and valued based on the value of Entergy Corporation common stock, as determined in accordance with the terms of the Savings Plan, as of the Valuation Date.

ARTICLE V – WITHDRAWALS AND LOANS

5.01	Withdrawals. A Participant shall not be entitled to withdraw any portion of his Account while employed by any System Company.

5.02	Loans. A Participant shall not be eligible to obtain a loan from the Plan.

ARTICLE VI -- PLAN PAYMENTS

6.01
Separation from Service or Disability.  Upon his Separation from Service or Disability, the value of a Participant’s Account shall be paid to him in accordance with Sections 6.03, 6.04 and 6.05, if applicable.

6.02	Death. Upon the death of a Participant, the value of his Account shall be paid to his Beneficiary in accordance with Sections 6.03 and 6.04.

6.03	Form of Payment. All Plan payments shall be in cash. No portion of a Participant’s Account shall be paid in shares of Entergy Corporation common stock.

6.04
Method of Payment.  Except as otherwise required by Section 6.05, as soon as reasonably practicable following a Participant’s Separation from Service, Disability or death, and no later than the end of the calendar year in which distribution is required or, if later, before the 15th day of the third month immediately following the date on which such distribution is required, the value of such Participant’s Account shall be paid in a single lump sum.  The value of the Account shall be determined as of the Valuation Date coincident with or immediately following the Participant’s date of Separation from Service, Disability or death.

6.05
Required Six-Month Delay for Certain Distributions.  Notwithstanding any provision in this Plan to the contrary, if a Participant is a Specified Employee at the time of his Separation from Service and benefits become payable to the Participant under this Plan by reason of his Separation from Service, then such benefits shall not be paid to the Participant prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, or (b) the date of the Participant’s death.  If distribution is delayed pursuant to this Section 6.05, the delayed distribution amount shall continue to be credited with deemed investment returns during the period of delay as if such amount remained invested in the Investment Funds last designated by the Participant. Immediately following the earlier of the Participant’s six-month delay period or the Participant’s death, the full amount of the Participant’s delayed distribution amount, including investment returns deemed credited pursuant to this Section 6.05, shall be distributed in a single-sum payment to the Participant or to his Beneficiary, as applicable.  Any payments that are delayed pursuant to this Section shall be paid in full immediately after the required delay period ends.

6.06
Special Distribution.  Notwithstanding any provision of this Plan to the contrary, if a Participant made an irrevocable written election, in compliance with Code Section 409A transition guidance and prior to July 1, 2008, to accelerate payment of all or a portion of his Account to January 2, 2009, then as of such date, or as soon as administratively practicable thereafter, the Participant shall receive a single-sum distribution of such amount.  In all events, distributions pursuant to this Section 6.06 shall be made no later than December 31, 2009.

ARTICLE VII -- SOURCE OF PAYMENTS

7.01
Unfunded Plan.  It is a condition of the Plan that neither a Participant nor any other person or entity shall look to any other person or entity other than the Employer for the payment of benefits under the Plan.  The Participant or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Employer set forth herein.  Nothing in this Plan shall be construed to give the Participant or any such person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by any Employer or in which the Employer may have any right, title or interest now or in the future.  However, Participant or any such person or entity shall have the right to enforce his claim against the Employer in the same manner as any other unsecured creditor of such entity.  Neither a Participant nor his Beneficiary shall have any rights in or against any specific assets of any System Company.

7.02
Employer Liability.  At its own discretion, a System Company employer may purchase such insurance or annuity contracts or other types of investments as it deems desirable in order to accumulate the necessary funds to provide for the future benefit payments under the Plan.  However, (a) a System Company employer shall be under no obligation to fund the benefits provided under this Plan; (b) the investment of System Company employer funds credited to a special account established hereunder shall not be restricted in any way; and (c) such funds may be available for any purpose the System Company may choose.  Nothing stated herein shall prohibit a System Company employer from adopting or establishing a trust or other means as a source for paying any obligations created hereunder provided, however, any and all rights that any such Participants shall have with respect to any such trust or other fund shall be governed by the terms thereof.

7.03
Establishment of Trust.  Notwithstanding any provisions of this Article VII to the contrary, within thirty (30) days following a Change in Control, each Employer shall make a single irrevocable lump sum contribution to the Trust for Deferred Payments of Entergy Corporation and Subsidiaries (“Trust”) pursuant to the terms and conditions described in such Trust, but only to the extent consistent with the requirements of Code Section 409A.  Each Employer’s contribution shall be in an amount equal to the total amount credited to such Employer’s Plan Participants (including a Participant’s Beneficiary) under the Plan through the date of any such Change of Control.  If one or more of an Employer’s Participants shall continue to be employed by a System Company of Entergy Corporation after such a Change of Control, each calendar year the Employer shall, as soon as possible, but in no event later than thirty (30) days following the end of such calendar year, make an irrevocable contribution to the Trust in an amount that is necessary in order to maintain a lump sum amount credited to the Employer’s Plan account under the Trust that is equal to the total unpaid amount credited to the Employer’s Participants as of the end of each applicable calendar year.  Notwithstanding the foregoing provisions of this Section 7.03 to the contrary, an Employer may make contributions to the Trust prior to a Change of Control in such amounts as it shall determine in its complete discretion.  The Trust is intended as a “grantor” trust under the Internal Revenue Code and the establishment and funding of such Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE VIII -- FORFEITURE AND/OR REPAYMENT

8.01
Forfeiture and/or Repayment of Benefits. A Participant shall be fully vested in and shall have a non-forfeitable right to the amount credited to his Account at the time of distribution in accordance with Article VI, except that all such amounts shall be subject to forfeiture and/or repayment upon the occurrence of any of the following events:

(a)
Without Employer permission, Employee removes, copies, or fails to return if he or she has already removed, any property belonging to one or all of the System Companies, including, but not limited to, the original or any copies of any records, computer files or disks, reports, notes, documents, files, audio or video tapes, papers of any kind, or equipment provided by any one or all of the System Companies or created using property of or for the benefit of one or all of the System Companies.

(b)
During Participant’s employment and forever thereafter, other than as authorized by a System Company or as required by law or as necessary for the Participant to perform his duties for a System Company employer, Participant shall disclose to any person or entity any non-public data or information concerning any System Company, in which case Participant shall be required to repay any Plan benefits previously received by him.  Disclosure of information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that Participant gives the System Company immediate notice of any such subpoena or request and fully cooperates with any action by System Company to object to, quash, or limit such request; or

(c)
Participant engages in any employment (without the prior written consent of his last System employer) either individually or with any person, corporation, governmental agency or body, or other entity in competition with, or similar in nature to, any business conducted by any System Company at any time within the Applicable Period (defined below) and commencing upon termination of employment, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such Applicable Period, in which case Participant shall be required to repay any Plan benefits previously received by him.  For purposes of this Section, Applicable Period shall mean:

(1)
two (2) years for Participants at System Management Levels 1 and 2 upon termination of employment: provided, however, that the two-year Applicable Period shall be extended to three (3) years if otherwise permissible under applicable law;

(2)	two (2) years for Participants at System Management Level 3 upon termination of employment; and

(3)	one (1) year for Participants at System Management Level 4 or below upon termination of employment.

However, if the stated Applicable Periods described herein shall be impermissible under applicable law, then the Applicable Period for purposes of this Plan shall be the maximum time period allowed under applicable law for breach of a covenant not to compete to cause a forfeiture of non-qualified plan benefits otherwise payable.

ARTICLE IX -- ADMINISTRATION

9.01
Administration of Plan.  The Administrator shall operate and administer the Plan and, as such, shall have the authority as Administrator to exercise the powers and discretion conferred on it by the Plan, including the right to delegate any function to a specified person or persons.  The Administrator shall discharge its duties for the exclusive benefit of the Participants and their beneficiaries. The Plan is intended to satisfy the requirements of Code Section 409A and the Administrator shall interpret the Plan and exercise the power and discretion conferred under the Plan in a manner that is at all times consistent with the requirements of Code Section 409A, to the extent that benefits under the Plan are subject to the requirements of Code Section 409A.

9.02
Powers of the Administrator.  The Administrator and any of its delegates shall administer the Plan in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose.  In furtherance of this duty, the Administrator shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan.  All findings, decisions, or determinations of any type made by the Administrator, including factual determinations and any interpretation or construction of the Plan, shall be final and binding on all parties and shall not be disturbed unless the Administrator’s decisions are arbitrary and capricious.  The Administrator shall be the sole judge of the standard of proof required in any claim for benefits and/or in any question of eligibility for a benefit. By way of example, the Administrator shall have the sole and exclusive power and discretion:

(a)	to adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan on a consistent and uniform basis;

(b)
to interpret the Plan including, without limitation, the power to use Administrator’s sole and exclusive discretion to construe and interpret (1) the Plan, (2) the intent of the Plan, and (3) any ambiguous, disputed or doubtful provisions of the Plan;

(c)
to determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine the rights or eligibility of any Employee, Participant, Beneficiary or other claimant to receive any benefit under the Plan;

(d)	to require such information as the Administrator may reasonably request from any Employee, Participant, Beneficiary or other claimant as a condition for receiving any benefit under the Plan;

(e)	to grant and/or deny any and all claims for benefits, and construe any and all issues of Plan interpretation and/or fact issues relating to eligibility for benefits;

(f)	to compute the amount of any benefits payable under the Plan;

(g)	to execute or deliver any instrument or make any payment on behalf of the Plan;

(h)	to employ one or more persons to render advice with respect to any of the Administrator's responsibilities under the Plan;

(i)	to direct the Employer concerning all payments that shall be made pursuant to the terms of the Plan; and

(j)
to make findings of fact, to resolve disputed fact issues, and to make determinations based on the facts and evidence contained in the administrative record developed during the claims review procedure.

For any acts not specifically enumerated above, when applying, construing, or interpreting any and all Plan provisions and/or fact questions presented in claims for benefits, the Administrator shall have the same discretionary powers as enumerated above.

9.03
Reliance on Reports and Certificates.  The Administrator may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by an actuary, accountant, counsel or other person who may from time to time be employed or engaged for such purposes.

9.04
Claims Administration.  The Administrator may appoint and, in its sole discretion, remove a Claims Administrator and/or Claims Appeal Administrator to administer claims for benefits under the Plan in accordance with its terms, and, pursuant to Section 9.02, such delegees shall have all powers, authority, and discretion necessary or proper for such purpose.  In the absence of such appointment, the Administrator shall be the Claims Administrator and Claims Appeal Administrator.

9.05
Filing Benefit Claims. Any claim asserting entitlement to a benefit under the Plan must be asserted within ninety (90) days after the event giving rise to the claim by sending written notice of the claim to the Claims Administrator.  The written notice of the claim must be accompanied by any and all documents, materials, or other evidence allegedly supporting the claim for benefits.  If the claim is granted, the claimant will be so notified in writing by the Claims Administrator.

9.06
Denial or Partial Denial of Benefit Claims.  If the Claims Administrator denies a claim for benefits in whole or part, the Claims Administrator shall notify the claimant in writing of the decision within ninety (90) days after the claim has been received by the Claims Administrator.  In the Claim Administrator's sole discretion, the Claims Administrator may extend the time to decide the claim for an additional ninety (90) days, by giving written notice of the need for such an extension any time prior to the expiration of the initial ninety-day period.  The Claims Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Employer.   If the claim is denied or partially denied, the Claims Administrator shall provide the claimant with written notice stating:

(a)	the specific reasons for the denial of the claim (including the facts upon which the denial was based) and reference to any pertinent plan provisions on which the denial is based;

(b)	if applicable, a description of any additional material or information necessary for claimant to perfect the claim and an explanation of why such material or information is necessary; and

(c)	an explanation of the claims review appeal procedure including the name and address of the person or committee to whom any appeal should be directed.

9.07
Appeal of Claims That Are Denied or Partially Denied.  The claimant may request review of the Claims Administrator’s denial or partial denial of a claim for Plan benefits.  Such request must be made in writing within sixty (60) days after claimant has received notice of the Claims Administrator’s decision and shall include with the written request for an appeal any and all documents, materials, or other evidence which claimant believes supports his or her claim for benefits.   The written request for an appeal, together with all documents, materials, or other evidence which claimant believes supports his or her claim for benefits should be addressed to the Claims Administrator, who will be responsible for submitting the appeal for review to the Claims Appeal Administrator.

9.08
The Appeal Process.  The Claims Administrator will submit the appeal to the Claims Appeal Administrator for review of the denial or partial denial of the claim.  Within sixty (60) days after the receipt of claimant’s appeal, the claimant will be notified of the final decision of the Claims Appeal Administrator, unless, in the Claims Appeal Administrator’s sole discretion, circumstances require an extension of this period for up to an additional sixty (60) days.  If such an extension is required, the Claims Appeal Administrator shall notify claimant of this extension in writing before the expiration of the initial sixty-day period.  During the appeal, the Claims Appeal Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Employer.  The final decision of the Claims Appeal Administrator shall set forth in writing the facts and plan provisions upon which the decision is based.  All decisions of the Claims Appeal Administrator are final and binding on all employees, Participants, their Beneficiaries, or other claimants.

9.09
Judicial Proceedings for Benefits.  No claimant may file suit in court to obtain benefits under the Plan without first completely exhausting all stages of this claims review process.  In any event, no legal action seeking Plan benefits may be commenced or maintained against the Plan more than ninety (90) days after the Claims Appeal Administrator’s decision on appeal.

ARTICLE X -- AMENDMENT AND TERMINATION

10.01
Termination and Amendment.  The Board of Directors, the Personnel Committee or any other person or persons whom the Personnel Committee may expressly from time to time authorize to take any and all such actions for and on behalf of Entergy Corporation and the respective Employers shall have the right, in its absolute discretion and consistent with the requirements of Code Section 409A, at any time and from time to time, to modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely, subject to the provisions of Section 10.02 and the requirements of Code Section 409A regarding plan terminations . Any such action shall be evidenced by the minutes of the Board of Directors or the Personnel Committee or a written certificate of amendment or termination executed by any person or persons so authorized by the Personnel Committee.  If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue in effect with respect to amounts allocated to the Participant’s Account on or before the date of such termination.

10.02	Restrictions on Amendment or Termination. Any amendment or modification to, or the termination of, the Plan shall be subject to the following restrictions:

(a)
No amendment to, or termination of, the Plan during a Change in Control Period shall reduce the amount credited to a Participant’s Account under this Plan through the date of any such amendment or termination.

(b)	No amendment, modification, suspension or termination of the Plan may reduce the amount of benefits of any Participant or Beneficiary then receiving benefits; and

(c)
Unless agreed to in writing and signed by the affected Participant and by the Plan Administrator and not in violation of Code Section 409A and regulations thereunder, no provision of this Plan may be modified, waived or discharged before the earlier of: (i) the expiration of the two-year period commencing on the date of a Potential Change in Control, or (ii) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.

10.03
Successors.  A System Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of its business and/or assets to expressly assume and agree to perform this Plan in the same manner and to the same extent that the System Employer would be required to perform it if no such succession had taken place.  Failure of the System Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and the System Employer shall be liable for payment of all Plan benefits to which its Employee Participants are entitled upon their Separation from Service.  Any successor or surviving entity that assumes or otherwise adopts this Plan as contemplated in this Section 10.03 shall succeed to all the rights, powers and duties of the Employer and the Personnel Committee hereunder, subject to the restrictions on amendment or termination of the Plan as set forth in Section 10.02. The employment of the Participant who has continued in the employ of such successor or surviving entity shall not be deemed to have been terminated or severed for any purpose hereunder.

ARTICLE XI -- MISCELLANEOUS

11.01
Notices.  Every notice authorized or required by the Plan shall be deemed delivered to the Administrator on the date it is personally delivered to the Administrator or three business days after it is sent by registered mail, postage prepaid, and properly addressed to Entergy Services, Inc., Total Rewards, Attention: Plan Administrator, Defined Contribution Restoration Plan, 639 Loyola Avenue, 14th Floor, New Orleans, Louisiana 70113 and shall be deemed delivered to a Participant on the date it is personally delivered to him or three business days after it is sent by registered or certificate mail, postage prepaid, addressed to him at the last address shown for him on the records of his System Company employer

11.02
Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine. Similarly, the feminine pronoun whenever used in the Plan shall include the masculine as the context or facts may require.  Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

11.03	Captions. The captions of this Plan are not part of the provisions of the Plan and shall have no force and effect.

11.04
Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.05
Controlling Law.  The administration of the Plan, and any Trust established thereunder, shall be governed by applicable federal law, including ERISA to the extent applicable, and to the extent federal law is inapplicable, the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

11.06	No Right to Employment. The Plan confers no right upon any Employee to continue his employment with any employer, whether or not a System Company.

11.07
Indemnification.  To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under applicable laws and regulations, the System employers agree to hold harmless and indemnify the Administrator, its members and its employee delegates against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan and Trust other than losses resulting from any such person’s fraud or willful misconduct.

11.08
No Alienation.  Participants Account balances under this Plan, and any rights and privileges pertaining thereto, shall not be subject to alienation, pledge, anticipation, attachment, garnishment, receivership, execution or levy of any kind, including liability for alimony or support payments, and any attempt to cause such amounts to be so subjected shall not be recognized, except to the extent as may be required by law, including laws of descent and distribution.

11.09
Section 409A Compliance.  The Plan is intended to comply with the requirements of Code Section 409A and regulations thereunder. Any provision of this document that is contrary to the requirements of Code Section 409A and the regulations thereunder shall be null, void and of no effect and the Administrator shall interpret the document consistent with the requirements of Code Section 409A, which shall govern the administration of the Plan in the event of any conflict between Plan terms and the requirements of Code Section 409A and the regulations thereunder.

IN WITNESS WHEREOF, the Personnel Committee of the Board of Directors of Entergy Corporation has caused this Amendment and Restatement of the Defined Contribution Restoration Plan of Entergy Corporation and Subsidiaries, effective January 1, 2009, to be executed by its duly authorized officer on this 18th day of December, 2008.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ Terry R. Seamons TERRY R. SEAMONS Senior Vice-President, Human Resources and Administration